Exhibit 99.1

General Partners, Executive Officers, Managers and Board of Directors

Cheniere Energy, Inc.

Name	Position	Principal Occupation/Business	Issuer Common Shares Beneficially Owned

Charif Souki	Chairman, Chief Executive Officer, President and Director	Chairman, Chief Executive Officer and President of Cheniere Energy, Inc.	None

Jean Abiteboul	Senior Vice President – International	Senior Vice President – International of Cheniere Energy, Inc.	None

Meg A. Gentle	Senior Vice President – Marketing	Senior Vice President – Marketing of Cheniere Energy, Inc.	None

R. Keith Teague	Senior Vice President – Asset Group	Senior Vice President – Asset Group of Cheniere Energy, Inc.	None

H. Davis Thames	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer of Cheniere Energy, Inc.	None

Greg W. Rayford	Senior Vice President and General Counsel	Senior Vice President and General Counsel of Cheniere Energy, Inc.	None

Vicky A. Bailey	Director	President of Anderson Stratton International, LLC	None

Nuno Brandolini	Director	Manager of the General Partner of Scorpion Capital Partners, L.P.	None

G. Andrea Botta	Director	President of Glenco LLC	None

Keith F. Carney	Director	Previous President of Dolomite Advisors, LLC	None

John M. Deutch	Director	Institute Professor at the Massachusetts Institute of Technology	None

David I. Foley	Director	Senior Managing Director of The Blackstone Group L.P.; Chief Executive Officer of Blackstone Energy Partners L.P	None

Paul J. Hoenmans	Director	Previous senior executive in the oil and gas industry	None

Exhibit 99.1, page 2

David B. Kilpatrick	Director	President of Kilpatrick Energy Group	None

Walter L. Williams	Director	Previous senior executive in the oil and gas industry	None

Randy A. Foutch	Director	Chairman and CEO of Laredo Petroleum Holdings, Inc.	None

The business address for each of the persons listed above is c/o Cheniere Energy, Inc., 700 Milam Street, Suite 800, Houston, Texas 77002.